Exhibit 107

CALCULATION OF FILING FEE TABLES

Schedule TO
(Form Type)

MariaDB plc
(Name of Subject Company (Issuer))

Meridian BidCo LLC
(Offeror)
a wholly owned subsidiary of

Meridian TopCo LLC

(Affiliate of Offeror)

a wholly-owned subsidiary of

K5 Private Investors, L.P.

(Affiliate of Offeror)

whose general partner is

K5 Capital Advisors, L.P.

(Affiliate of Offeror)

whose general partner is

K1 Investment Management, LLC
(Affiliate of Offeror)

(Name of Filing Persons (identifying status as offeror, issuer or other person))

Table 1 - Transaction Valuation

	Transaction Valuation*	Fee Rate	Amount of Filing Fee**
Fees to be Paid	$48,773,277.30	0.0001476	$7,198.94
Fees Previously Paid	$0		$0
Total Transaction Valuation	$48,773,277.30
Total Fees Due for Filing			$7,198.94
Total Fees Previously Paid			$0
Total Fee Offsets			$0
Net Fee Due			$7,198.94

*	Estimated for purposes of calculating the filing fee only. The transaction valuation was calculated by multiplying the product of (i) $0.55, which is the cash offer price for the MariaDB plc (“MariaDB”) ordinary shares, par value $0.01 per share (the “Ordinary Shares”) by (ii) the sum of (a) 69,025,648 Ordinary Shares issued and outstanding as of May 16, 2024 plus (b) 16,160,755 Ordinary Shares issuable pursuant to outstanding warrants of MariaDB plus (c) 3,492,283 Ordinary Shares underlying MariaDB equity awards that may become exercisable or issuable prior to the consummation of the offer.

**	The amount of the filing fee, calculated in accordance with Rule 0-11 of the Exchange Act, was calculated by multiplying $48,773,277.30 by 0.0001476.